Exhibit 99.(a)(3)

HARRIS ASSOCIATES INVESTMENT TRUST
CERTIFICATE OF AMENDMENT
to
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being the duly elected Secretary of Harris Associates Investment Trust (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY, that the trustees of the Trust, pursuant to Article IX, Section 7 of the Declaration of Trust, have amended the Declaration of Trust as of the 23rd day of September, 2014 as follows:

The address of the Trust and the Trustees is 111 South Wacker Drive, Chicago, Illinois 60606

[Signature page follows]

Dated as of October 1, 2014

/s/ Janet L. Reali
Janet L. Reali
Secretary